MANAGEMENT AGREEMENT

BY AND BETWEEN

NATIONAL ENERGY GROUP, INC.

AND

PANACO, INC.

     Pursuant to an order dated November 3, 2004 issued by the United States Bankruptcy Court for the Southern District of Texas confirming a Chapter 11 proceeding Plan of Confirmation in the matter of Panaco, Inc., this Management Agreement (the “Agreement”) is made effective on the 16th day of November, 2004 by and between National Energy Group, Inc., a Delaware corporation (“NEG”) and Panaco, Inc., a Delaware corporation (“Panaco”), referred to herein individually as “Party” or collectively as “Parties.”

WITNESSETH:

     WHEREAS, NEG and Panaco are each engaged in the oil and natural gas exploration, development and production business; and

     WHEREAS, Panaco has filed for protection under Chapter 11, Title 11 of the United States Code in the United States Bankruptcy Court for the Southern District of Texas (the “Bankruptcy Court”) designated as Case No. 02-37811; and

     WHEREAS, subject to Bankruptcy Court confirmation of its Plan of Reorganization, Panaco desires to engage NEG to provide management and administrative services with respect to Panaco’s oil and gas operations and certain other matters as more fully described herein.

     NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the Parties agree as follows:

ARTICLE I.

DEFINITIONS

1.1 Defined Terms. The following terms, when used herein, shall have the meanings set forth below:

     “Administrative Services” means the services to be rendered by NEG as described in Section 3.2 below.

     “Affiliate” means, with respect to a person or entity, any person or entity that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with such person, and the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management, activities or policies of any person or entity.

     “Affiliated Transactions” has the meaning provided in Section 5.2 below.

     “Agreement” means this Agreement, as it may be amended from time to time.

     “AMI” has the meaning provided in Section 5.1.B below.

     “Business” means Panaco’s business activities during the term of this Agreement.

     “Effective Date” has the meaning provided in Section 9.1 below.

     “Material Decisions” has the meaning set forth in Section 3.5 herein.

     “NEG” has the meaning set forth in the above preamble.

     “NEG Properties” means all operated and non-operated oil and gas properties, now or hereafter acquired, in which NEG owns an oil or gas lease and/or fee or other mineral interest of whatsoever interest where NEG is the operator or such property is operated by a third party.

     “Non-Public Information” means all information and records furnished by Panaco with respect to its business and properties, together with any reports, analyses, summaries, spreadsheets, evaluations, memoranda or other documents prepared or generated by NEG or its consultants or agents on the basis of such information, whether in written, graphic, electronic or any other format, except to the extent such information (a) was already in NEG’s possession prior to the time of disclosure to NEG by Panaco or its agents, (b) was or becomes generally available to the public other than as a result of a disclosure by NEG or NEG’s representatives, (c) becomes available to NEG on a non-confidential basis from a source other than Panaco or its agents, provided that such source is not known by NEG to be bound by a confidentiality agreement with Panaco or otherwise prohibited from disclosing the information to NEG by a contractual, legal or fiduciary obligation. Such information includes, but is not limited to, seismic data, reserve reports, prospect analyses, and privileged attorney-client communications.

     “Oil and Gas Operations” means the operations to be conducted by NEG on behalf of Panaco as described in Section 3.3 below.

     “Panaco” has the meaning set forth in the above preamble.

     “Panaco Properties” means all operated and non-operated oil and gas properties, now or hereafter acquired, in which Panaco owns an oil and gas lease and/or fee or other mineral interest of whatsoever interest where Panaco is the operator or such property is operated by a third party.

     “Services” means (i) the Administrative Services described in Section 3.2 below and (ii) the Oil and Gas Operations functions described in Section 3.3 below.

     “Term” has the meaning provided in Section 9.2 below.

     “Termination Date” has the meaning provided in Section 9.2 below.

ARTICLE II.

LIMITATION OF RIGHTS

2.1 Limitation. Notwithstanding anything in this Agreement, NEG shall have no greater rights and obligations than that which Panaco has under, including but not limited to, its contracts, operating agreements, joint development agreements, leases, orders, security instruments and other agreements to which Panaco is a party or by which Panaco or any of its property is bound, whether now existing or hereafter arising (as the same may be amended, modified or restated, the “Panaco Agreements”).

ARTICLE III.

NEG SERVICES

3.1 NEG Services. As of the Effective Date, NEG shall perform the following Services on behalf of Panaco:

     A. Standard of Care. During the Term of this Agreement and on the terms and conditions set forth herein, NEG shall perform the Services in Good Faith and using that degree of care and skill which (i) with respect to the Administrative Services, is not less than that usually and customarily observed by companies engaged in the oil and gas industry; and (ii) with respect to the Oil and Gas Operations, is not less than that usually and customarily observed in the oil and gas industry (and with respect to NEG’s operation of Panaco’s Operated Properties, is consistent with that degree of care and skill which would be employed by a reasonably prudent operator).

     B. Compliance. NEG shall perform the Services (i) in compliance with the Articles of Incorporation and Bylaws of Panaco; and (ii) in compliance in all material respects with applicable federal, state, provincial and local laws. NEG shall comply with all Panaco Agreements, except to the extent allowed under the Panaco Agreements and applicable law and approved by the Board of Directors of Panaco and authorized by the Bankruptcy Court. Notwithstanding the foregoing, NEG shall perform the obligations and services required under such governmental laws and requirements and/or Panaco Agreements using its own personnel and/or consultants as provided herein and not be required to incur any liability to any third party to assure compliance with such governmental laws and requirements and/or Panaco Agreements; provided that NEG shall timely notice Panaco and the Bankruptcy Court, if necessary, of any payments or obligations under any such laws, requirements or arrangements to enable Panaco or the Bankruptcy Court to satisfy any such obligation, file an appropriate Bankruptcy Court motion, or seek a Bankruptcy Court protective order.

     C. Performance of Obligations. NEG shall perform the Services provided herein separate and apart from the administrative services and operations undertaken on its own behalf or on behalf of third parties. Subject to the approval of the Panaco Board of Directors and any relevant orders of the Bankruptcy Court, NEG shall administer the cash management system of Panaco as approved by the Panaco Board of Directors, whereby the Business of Panaco may be conducted on a daily basis in the ordinary course. The Panaco Board of Directors shall retain the sole authority to designate officers necessary to sign all checks and authorize all other transfers of funds. Notwithstanding anything to the contrary contained herein, NEG shall not be obligated to expend its own funds, or undertake any liability, future obligations or guaranty for payment on behalf of Panaco, except with respect to payments made to NEG personnel.

     D. Authority of NEG. Pursuant to and in accordance with, and except as limited by, the terms of this Agreement, NEG shall be responsible for and have authority with respect to the day to day management and operation of Panaco’s Business, including, without limitation, organization and human resources, marketing and sales, logistics, administration, production, drilling, finance and accounting; provided that if Panaco shall give notice of termination as provided in Section 9.2 of this Agreement, such authorization shall cease upon the effectiveness of such notice and all further activities of NEG through the termination date shall be subject to the approval by Panaco’s Board of Directors. To the extent the transfer of any funds of Panaco is necessary or appropriate in connection herewith, NEG shall keep a record of same in writing together with backup detail (i) indicating the purpose of the requested payment and (ii) sufficient to determine that the requested payment is not in respect of a Material Decision or that such Material Decision has been approved as provided in Section 3.5 hereof.

3.2 Conduct of Administrative Services. NEG shall perform the following administrative services and functions for and on behalf of Panaco:

     A. Administrative. All management and administrative services as may be required for the reasonable conduct of Panaco’s Business as presently or hereafter conducted (the “Administrative Services”). Throughout the Term, NEG shall maintain, for the benefit of Panaco and at Panaco’s expense (and in the name of Panaco as the owner of such policies), insurance coverages that are usual and customary for companies in the oil and gas industry and consistent with the requirements of any Panaco Agreements. Such coverages shall include but not be limited to the following: Commercial General Liability Insurance, Excess/Umbrella Liability Insurance, Control of Well Insurance, “All Risk” Property Insurance, Operator’s Extra Expense Insurance, Directors and Officers Liability Insurance and other insurance coverages as may be deemed necessary and appropriate;

     B. Professionals, Consultants, Etc. Subject to the approval of the Panaco Board of Directors or as approved in the annual budget, making such arrangements with and employing, at the expense and for the benefit of Panaco, such accountants, attorneys, banks, transfer agents, custodians, underwriters, insurance companies, reserve engineers and other persons as may from time to time be reasonably necessary for the conduct of Panaco’s business; excluding the selection and employment of Panaco’s independent auditors, counsel to Panaco’s Board of Directors and other professionals related thereto, which authority shall be specifically retained by Panaco; and

     C. Other. Such other administrative functions as are routinely and customarily conducted in the ordinary course of business by companies engaged in oil and gas exploration and production.

3.3 Conduct of Oil and Gas Operations. Subject to the provisions of Section 3.5 respecting Material Decisions and applicable orders of the Bankruptcy Court, NEG shall perform the following functions or cause the following Oil and Gas Operations functions to be performed on behalf of Panaco:

     A. Land. Maintenance of land records, including, but not limited to, maintenance of records relating to lease and well names, numbers, status, and locations, payment of lessor’s royalties, shut-in and delay rentals and other lease maintenance functions, preparation and maintenance of division orders, payment of overriding royalties, net profits interests, production payments, royalties and any other payments due out of production attributable to Panaco’s Properties;

     B. Well. Well performance reviews, including, but not limited to, preparation and review of, and making of recommendations and elections with respect to, proposals for drilling, completion, workovers, or other operations with respect to the wells, preparation and submission of regulatory applications, compliance with plugging and abandoning requirements, making of recommendations and decisions concerning equipment requirements, and, where applicable, monitoring of the operator’s performance of such activities with respect to the wells;

     C. Engineering. Engineering and general oil field operations including, but not limited to, evaluation of outside proposals for exploration and exploitation of oil and gas properties, reserve evaluations and production forecasting, AFE costs, joint interest billings, and invoices, preparation and filing of regulatory reports, monitoring of allowables, monitoring of well profitability, and pursuit of opportunities for enhancement of existing oil and gas production;

     D. Geological and Geophysical. Geological and seismic operations, including, but not limited to, acquisition, processing and interpretation of seismic data (whether internally or externally generate), and evaluation of internally and externally developed proposals and review of logs, isopach maps, and structure maps;

     E. Acquisitions and Divestitures. Identification of, and, with respect to Material Decisions, making of recommendations to the Board of Directors with respect to acquisition or disposition of existing or hereafter acquired Panaco Properties, including, but not limited to, lease purchases, acreage trades, farm out, and farmins, and other arrangements relating to the acquisition or disposition of Panaco Properties;

     F. Marketing. Contracting for the gathering, treating, processing, transportation and sale of oil, gas and other hydrocarbons produced from or attributable to Panaco’s Properties (including, but not limited to, gas balancing with respect thereto) and collection of revenue from such sales;

     G. Operations. Performance of Panaco’s duties as well or lease operator, where applicable, including, but not limited to, all bonding and escrow requirements as set out by the appropriate regulatory agencies or bonding companies.

     H. Contracts. Contract negotiation, administration, and review, including, but not limited to, joint operating agreements, farm outs, farmins, and production sale agreements;

     I. Accounting. Payment and collection of operating expenses, including, but not limited to, joint interest billings; revenue disbursements; and budgeting and forecasting of capital and operating revenues and expenses;

     J. Purchasing. Procurement in the ordinary course of business of equipment, supplies and other goods and services reasonably necessary for the efficient day to day operation of the Business;

     K. Compliance. Regulatory compliance, including, but not limited to, (i) application for, or maintenance of, and compliance with all required governmental permits and authorizations with respect to Panaco’s preparation and filing of all applications, reports, notices, and other regulatory filings or reports required by any federal, state, or local authority with respect to Panaco’s Properties or Business; provided, however, that all such regulatory filings (other than ministerial filings and reports in the ordinary course of business) shall be approved and, if necessary, executed by the Panaco Board of Directors; and (ii) participation in hearings and other administrative proceedings on behalf of Panaco, subject to the advice and consent of the Panaco Board of Directors; and

     L. Other. Such other functions as are usually and customarily performed by an oil and gas exploration and production company not heretofore enumerated in this Section 3.3.

3.4 Duties Retained by Panaco. Notwithstanding the retention of NEG to perform the Services in connection with the oil and gas operations of Panaco, it is expressly understood and agreed that Panaco, acting through its Board of Directors, shall retain all responsibility and authority for execution on behalf of Panaco of all such contracts, agreements, assignments, documents, Panaco Agreements and other instruments as may be useful or necessary in the conduct of Panaco’s Business during the term hereof. Further, NEG shall not take title to any properties owned by Panaco as of the date hereof, and with respect to properties subsequently acquired on behalf of Panaco, if any, NEG shall either take title in Panaco’s name or assign, or cause to be assigned, record title to Panaco within a reasonable time thereafter.

3.5 Material Decisions. Except in the ordinary course of business, NEG shall not make any commitment on behalf of Panaco without the prior approval of the Board of Directors of Panaco if the commitment (a “Material Decision”) would:

     (i) obligate Panaco to any expenditure or liability not provided for in a budget previously adopted by the Board of Directors of Panaco;

     (ii) obligate Panaco to sell or dispose of an asset or group of assets;

     (iii) obligate Panaco to sell oil, gas or other hydrocarbons produced from or attributable to Panaco’s Properties under a contract having a term longer than one (1) year, or any “hedging” or “swap” agreements relating to the production or sale of Panaco hydrocarbons;

     (iv) place a lien, security interest, mortgage, pledge, production payment, or other encumbrance upon any of Panaco’s Properties (other than such liens and security interests as arise in the ordinary course of Panaco’s Business, including liens arising by operation of law, under joint operating agreements, or under mechanics and materialmen’s lien laws);

     (v) initiate or compromise any litigation or threatened litigation matter involving potential rights or liabilities of Panaco; or

     (vi) determine the compensation of any Panaco officers.

3.6 Record-Keeping and Reporting.

     A. Reporting to the Board of Directors and the Bankruptcy Court. NEG shall prepare or cause to be prepared and shall submit to the Board of Directors of Panaco and, where applicable, the Bankruptcy Court the following information and reports:

    1. Annually: Budget for operations and capital expenditures.

    2. Quarterly: the following reports, and any other information and reports necessary or appropriate to Panaco’s Business:

   a. Summary Financial Information,

   b. Summary Income Statement,

   c. Summary Results of Operations from Oil and Gas Producing Activities, and Full Cost Ceiling Test Report,

   d. Summary Year-to-Date Comparison of actual performance to budget and reforecasted budget, and

   e. Summary narrative description of operations in the calendar quarter.

    3. Monthly: Activity report for oil and gas operations and cash flows.

    4. At each meeting of the Board of Directors:

   a. A report containing information relevant to any Material Decision, together with NEG’s recommendation with respect thereto and reasons therefor, and a summary of actions taken pursuant to Material Decisions since the preceding meeting of the Board of Directors; and

   b. Such other reports and information as the Panaco Board of Directors may reasonably request.

    5. Periodically: Drafts of all required filings with regulatory agencies, including all financial statements required to be included therein. NEG shall, subject to direction by the Audit Committee of the Panaco Board of Directors, cause Panaco’s interim and annual financial statements to be audited by Panaco’s outside accounting firm. Notwithstanding anything herein to the contrary, NEG’s activities with respect to the preparation of any such filings shall be subject to the direction of the Board of Directors and the Audit Committee of Panaco. The appropriate personnel of NEG shall be available at all reasonable times and shall make available all such information within its possession and control as the Panaco Board of Directors and Panaco Audit Committee may request with respect thereto.

    6. Drafts of all required federal, state and local tax returns.

    7. Other reports and filings requested or required by the Bankruptcy Court.

     B. Reporting to Third Parties. NEG shall prepare and submit such reports and information to third parties (including regulatory authority, joint interest owners and institutional investors) as may be required by applicable law or Panaco’s contracts with such third parties.

     C. Maintenance of Books and Records. NEG shall maintain the books and records of Panaco in accordance with applicable laws and with generally accepted accounting principles applied on a basis consistent with the prior practices of Panaco, subject in all respects to the approval of its Board of Directors, its Audit Committee and as may be required by order of the Bankruptcy Court.

3.7 Commingling of Assets. NEG shall separately maintain and not commingle the assets of Panaco with those of NEG.

ARTICLE IV.

NEG COMPENSATION

4.1 Compensation. As consideration for the performance of the obligations contained herein, Panaco shall pay to NEG, as NEG’s compensation for providing the Services described herein, a monthly fee equal to 115% of the actual direct and indirect administrative overhead costs incurred by NEG in operating and/or administrating the Panaco Properties pursuant hereto. On or before the last business day of the month following any month in which NEG has performed Services hereunder, NEG shall provide an invoice to the Panaco Board of Directors which such report shall detail the calculation of costs incurred by NEG and the requested amounts of compensation payable by Panaco. This report shall be certified as true and correct by the chief financial officer of NEG. Panaco shall pay or cause to be paid to NEG within five (5) days following presentation the undisputed portion of such invoice.

ARTICLE V.

CONFLICTS OF INTEREST

5.1 Corporate Opportunities. Each of NEG and Panaco acknowledge that certain of their respective shareholders and members of the Boards of Directors include Affiliates. Therefore, in order to minimize the potential for conflicts of interest and/or the appearance thereof, each of NEG and Panaco agree to cooperate with the other in fully disclosing corporate interlocks pertaining to the Services provided by NEG or the Business of Panaco as it may relate to their Affiliates.

     A. NEG Opportunities. Panaco hereby acknowledges that NEG and its Affiliates are actively and substantially engaged in the oil and gas exploration business, and agrees that NEG and its Affiliates (including the employees of NEG who shall work on Panaco Business in providing the Services described herein) shall be free to continue to engage in such business, whether or not such business is deemed to be in competition with Panaco. Except as provided in Section 5.1.B below, no business in which NEG or its Affiliates (including employees of NEG described above) engage shall be deemed to be a corporate opportunity of Panaco.

     B. Area of Mutual Interest. Each of Panaco and NEG agree that in order to minimize the potential for conflict with respect to a corporate opportunity of one or the other, an area of mutual interest (“AMI”) is hereby established as follows:

    1. Any and all corporate opportunities relating to the future acquisition or operation of oil and gas properties from whatever source derived which are located within a radius of one (1) mile of any Panaco Properties or prospects existing as of the Effective Date shall be the exclusive corporate opportunity of Panaco.

    2. Any and all corporate opportunities relating to the future acquisition or operation of oil and gas properties from whatever source derived within a radius of one (1) mile of any NEG Properties or prospects existing as of the Effective Date which are located in any area (other than Panaco Properties as described in Section 5.1.B.1 above) shall be the exclusive corporate opportunity of NEG.

    3. Any and all other corporate opportunities along the South Louisiana Gulf Coast (other than those described in Section 5.B.1 and 2. above) relating to the further acquisition or operation of oil and gas properties from whatever source derived which are located in Beauregard Parish, Calcaseiu Parish, Cameron Parish, Iberia Parish or Placquemines Parish, Louisiana shall be considered the joint opportunity of Panaco and NEG.

     C. Right of First Refusal.

    1. Notwithstanding the provisions of Section 5.1.B above, where not otherwise prohibited by third party agreements, confidentiality provisions, etc., Panaco and NEG shall have a right of first refusal to undertake corporate opportunities within the AMI which are specifically rejected by the Party having the right to such corporate opportunity.

    2. Promptly upon rejecting a corporate opportunity within the AMI, the rejecting Party shall, in writing, inform the other Party of the rejected corporate opportunity. This notice shall include a copy of all instruments relating to the corporate opportunity, including, without limitation, copies of any and all leases, assignments, subleases, farm outs, or other contracts relating thereto, together with any and all data, materials, and other information relevant to such corporate opportunity. Notwithstanding the foregoing, if the corporate opportunity in question is subject to a time limitation of any kind for its exercise, then the Party having the right to such corporate opportunity shall give the other Party written notice of such corporate opportunity as soon as practicable, and in all other instances at least fifteen (15) days prior to the end of such time limitation and, further, shall notify the other Party in writing of its intent to accept or reject such corporate opportunity no later than five (5) days prior to the end of such time limitation. Delivery of written notice as herein provided stating that the Party having the right to a corporate opportunity is rejecting such corporate opportunity shall be final. Upon giving such notice, the rejecting Party shall have no further right to pursue the rejected corporate opportunity, and the exclusive right to pursue such rejected corporate opportunity shall then be that of the other Party.

     D. Survival. The AMI provisions set forth in Sections 5.1 B. and C. of this Agreement shall survive the termination of this Agreement for a period of twelve (12) months.

5.2 Affiliated Transactions. All transactions between NEG and its Affiliates and Panaco (“Affiliated Transactions”) shall be on terms and conditions at least as favorable to Panaco as those prevailing in the oil and gas industry for comparable transactions between unaffiliated parties.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

6.1 Representations and Warranties of NEG. NEG represents and warrants to Panaco that the following are, and at all times during the term of this Agreement shall remain, true and correct:

     A. Organization and Authority. NEG has all requisite power and capacity, is under no legal restraint, and has all necessary authority to enter into this Agreement and perform its obligations hereunder. NEG is a corporation duly organized and constituted and existing under the laws of the State of Delaware and is qualified to conduct business in each of the jurisdictions in which such qualification is necessary to perform its obligations hereunder. The Agreement has been duly executed and delivered by NEG, and the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by NEG with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the Articles of Incorporation or Bylaws of NEG or any other material agreement, instrument, writ, order, judgment or decree to which NEG is a party or is subject or by which it is bound. This Agreement constitutes a valid obligation of NEG enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

     B. No Claims. To the knowledge of NEG, except with respect to such matters that would not, if determined adversely to NEG, have a material adverse effect on NEG or its ability to perform its obligations hereunder (i) NEG is not in default under any applicable laws or under any order of any court or governmental administrative body having jurisdiction, (ii) there are no claims, actions, suits or proceedings, pending or threatened, against NEG at law or in equity, or before or by any administrative body having jurisdiction, and (iii) no notice of any claim, action, suit or proceeding, whether pending or threatened, has been received. To the knowledge of NEG, there is no claim, litigation, action, suit or proceeding, administrative or judicial, pending or threatened which seeks to restrain or seeks damages in connection with the consummation of the transactions contemplated herein.

     C. Personnel. Except with respect to third-party legal, accounting and consulting services related to the Services contemplated herein, NEG has, and at all times during the term of this Agreement shall have in its employ or available to it, personnel sufficient to enable it to perform its obligations hereunder.

6.2 Representations and Warranties of Panaco. Panaco represents and warrants to NEG that the following are, and at all times during the term of this Agreement shall remain, true and correct; provided it is specifically understood and agreed that the representations and warranties contained herein are subject to the jurisdiction, future orders and decrees of the Bankruptcy Court.

     A. Organization and Authority. Panaco has all requisite power and capacity, is under no legal restraint, and has all necessary authority to enter into this Agreement and perform its obligations hereunder subject, however, to Bankruptcy Court approval. Panaco is a corporation duly organized and constituted and existing under the laws of the State of Delaware and is qualified to conduct business in each of the jurisdictions in which such qualification is necessary to perform its obligations hereunder. The Agreement has been duly executed and delivered by Panaco, and the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the compliance by Panaco with the terms of this Agreement do not and will not conflict with or result in a breach of any terms of, or constitute a default under, the Articles of Incorporation or Bylaws of Panaco or any other material agreement, instrument, writ, order, judgment or decree to which Panaco is a party or is subject or by which it is bound. This Agreement constitutes a valid obligation of Panaco enforceable in accordance with its terms except as limited by bankruptcy, insolvency, reorganization or other such laws concerning the rights of creditors.

ARTICLE VII.

INDEMNIFICATION

7.1 Indemnification by NEG. NEG hereby agrees to defend, indemnify and hold harmless Panaco and its officers, directors, shareholders, employees, agents and Affiliates (collectively, the “Panaco Indemnitees”) from any and all threatened or actual claims, demands, causes of action, suits, proceedings, losses, damages, fines, penalties, liabilities, costs and expenses of any nature, including attorneys’ fees and court costs (collectively, “Claims”), sustained or incurred by or asserted against the Panaco indemnitees arising from the breach of this Agreement by NEG.

7.2 Indemnification by Panaco. Panaco hereby agrees to defend, indemnify and hold harmless NEG and its officers, directors, shareholders, employees, agents and Affiliates (collectively, the “NEG Indemnitees”) to the fullest extent permitted under (i) the Certificate of Incorporation and Bylaws of Panaco, (ii) the laws of the State of Delaware, and (iii) any order of the Bankruptcy Court providing indemnification of persons engaged in the bankruptcy proceeding from any and all threatened or actual Claims sustained or incurred by or asserted against the NEG Indemnitees arising from (a) the breach of this Agreement by Panaco or (b) NEG’s performance of the Services, except to the extent Panaco is entitled to indemnification with respect thereto from NEG pursuant to Section 7.1 above.

7.3 Indemnification Procedures. A Party requesting indemnification pursuant to this Article VI (the “Indemnified Party”) shall promptly give notice to the Party from whom indemnification is sought (the “Indemnifying Party”); provided that the failure to give such notice shall not affect the Indemnified Party’s right to indemnification, except to the extent that the Indemnifying Party is prejudiced in its ability to defend the Claim for which indemnification is sought, and in the event of any claim resulting from a claim or legal proceeding by a third party, the Indemnifying Party shall defend such Claim by counsel selected by the Indemnifying Party (provided that such counsel shall be reasonably satisfactory to the Indemnified Party), and the Indemnifying Party shall pay all expenses therefor. The Indemnified Party may, at its own expense, employ separate counsel and participate in defense of such Claims.

7.4 Survival. The indemnification provisions of this Article VI shall survive the termination of this Agreement for a period of the longer of four (4) years or, in the case of any Claims involving securities laws, taxes or environmental matters, the applicable statute of limitations or, in any case, such other period as may be determined by the Bankruptcy Court or applicable statutory provision.

ARTICLE VIII.

CONFIDENTIALITY

8.1 Confidentiality. NEG shall maintain the confidentiality of all Non-Public Information with respect to Panaco, its business or its assets; provided, however, that NEG may disclose such Non-Public Information (i) in any judicial or alternative dispute resolution proceeding to resolve disputes between Panaco and NEG arising hereunder; (ii) to the extent disclosure is legally required under applicable laws or any agreement to which Panaco is a party or by which it is bound, provided, however, that prior to making any legally required disclosures in any judicial, regulatory or dispute resolution proceeding, NEG shall, if so advised by counsel, seek a protective order or other relief to prevent or reduce the scope of such disclosure; and (iii) to Panaco’s existing or potential lenders, investors, joint interest owners, purchasers, or other parties with whom Panaco may enter into contractual relationships, to the extent deemed by NEG to be reasonably necessary or desirable to enable it to perform the Services, provided that NEG shall require such third parties to execute agreements to maintain the confidentiality of the Non-Public Information so disclosed; and (iv) if authorized by the Board of Directors of Panaco. NEG acknowledges that the Non-Public Information is being furnished to NEG for the sole and exclusive purpose of enabling it to perform the Services, and the Non-Public Information may not be used by it for any other purpose. The provisions of this Section shall survive the termination of this Agreement.

ARTICLE IX.

TERM AND TERMINATION

9.1 Effective Date. The effective date (“Effective Date”) of this Agreement shall be the opening of business on the first day following the date upon which a final order (which such order is not subject to appeal) is entered by the Bankruptcy Court approving this Agreement.

9.2 Term. The term of this Agreement (the “Term”) shall commence at the Effective Date and end (the “Termination Date”):

(i)   upon ninety (90) days following a written notice of termination by Panaco;

(ii)  upon ninety (90) days following a written notice of termination by NEG;

(iii) as may be mutually agreed between the Parties; or

(iv) thirty (30) days following any day where the Panaco Board of Directors ceases to be comprised of one (1) or more members who are not Affiliates of NEG unless such member(s) agree to waive application of this Section 9.2(iv);

9.3 In the event this Agreement shall terminate pursuant to Section 9.2 or otherwise, NEG shall cooperate as Panaco may reasonably request in order to enable Panaco to perform the Services provided by NEG hereunder; provided that (i) NEG shall have been compensated as provided hereunder for all Services rendered prior to such termination, and (ii) NEG shall be compensated for any Services rendered following such termination in the same manner consistent with the compensation described in Section 4.1 or as otherwise agreed.

ARTICLE X.

AUDIT RIGHTS AND DISPUTE RESOLUTION

10.1 Audit Rights. Panaco shall have the right, at its sole cost and expense, at any time during the Term of this Agreement, and for a period of twenty-four (24) months following termination of this Agreement, but not more than once in any twelve-month period, to audit, examine and make copies of or extracts from any of the books and records of Panaco in the possession of NEG and, to the extent necessary to verify the performance by NEG of its obligations under this Agreement, the books and records of NEG (the “Audit Right”). Panaco may exercise the Audit Right through such auditors as the Board of Directors of Panaco may determine in its sole discretion. Panaco shall (i) exercise the Audit Right only upon reasonable notice to NEG and (ii) use reasonable efforts to conduct the Audit Right in such a manner as to minimize the inconvenience and disruption to NEG.

10.2 Resolution Committee. Either Party may request at any time a finding by the resolution committee (the “Resolution Committee”) to attempt to resolve disputes arising hereunder. The Resolution Committee shall be comprised of three members, consisting of two (2) members designated by the Panaco Board of Directors and one (1) member designated by the NEG Board of Directors. The Resolution Committee shall designate one member by majority vote who shall act as the Chairman. The Board of Directors of either Party may submit any dispute to the Resolution Committee by written request to the chairman of the Resolution Committee, who shall, within twenty (20) days thereafter call a meeting of the Resolution Committee. The Resolution Committee shall attempt to resolve the dispute, provided, however, that the finding of the Resolution Committee shall not be binding upon either Party unless unanimously agreed. If within thirty (30) days after the Resolution Committee is convened, the Resolution Committee is unable to reach a unanimous agreement on resolution of the dispute, then either Party may pursue its legal and equitable remedies in the Bankruptcy Court or other court of competent jurisdiction. This Section 10.2 shall survive the termination of this Agreement.

10.3 Attorneys’ Fees and Expenses. In any action brought by either Party hereto to enforce the obligations of any other Party hereto, the prevailing Party shall be entitled to collect from the opposing Party to such action such Party’s reasonable litigation costs and attorneys fees and expenses (including court costs, reasonable fees of accountants and experts, and other expenses incidental to the litigation).

ARTICLE XI.

MISCELLANEOUS PROVISIONS

11.1 Notices. All notices or advices required or permitted to be given by or pursuant to this Agreement shall be given in writing. All such notices and advices shall be (i) delivered personally, (ii) delivered by facsimile or delivered by U.S. Registered or Certified Mail, Return Receipt Requested mail, or (iii) delivered for overnight delivery by a nationally recognized overnight courier service. Such notices and advices shall be deemed to have been given (i) the first business day following the date of delivery if delivered personally or by facsimile, (ii) on the third business day following the date of mailing if mailed by U.S. Registered or Certified Mail, Return Receipt Requested, or (iii) on the date of receipt if delivered for overnight delivery by a nationally recognized overnight courier service. All such notices and advices and all other communications related to this Agreement shall be given as follows:

If to Panaco:	To such person or persons as the Board of Directors of Panaco by resolution shall designate and in the absence of such designation to each member of the Board of Directors.

If to NEG:	National Energy Group, Inc.
Attn: Legal Department
4925 Greenville Avenue, Suite 1400
Dallas, TX 75201
(214) 692-9211 — Telephone
(214) 692-5055 — Facsimile

or to such other address as the party may have furnished to the other parties in accordance herewith, except that notice of change of addresses shall be effective only upon receipt.

11.2 Governing Law. This Agreement shall be subject to, and interpreted by and in accordance with, the laws (excluding conflict of law provisions) of the State of Texas.

11.3 Entire Agreement. This Agreement is the entire Agreement of the parties respecting the subject matter hereof. There are no other agreements, representations or warranties, whether oral or written, respecting the subject matter hereof.

11.4 Construction. This Agreement, and all the provisions of this Agreement, shall be deemed drafted by all of the Parties hereto.

11.5 Authority. Each of the persons signing below on behalf of a Party hereto represents and warrants that he or she has full requisite power and authority to execute and deliver this Agreement on behalf of the Party for whom he or she is signing and to bind such Party to the terms and conditions of this Agreement.

11.6 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original. This Agreement shall become effective only when all of the Parties hereto shall have executed the original or counterpart hereof. This Agreement may be executed and delivered by a facsimile transmission of a counterpart signature page hereof.

11.7 Successors and Assigns. This Agreement may not be assigned (including performance by subcontract) by either Party hereto. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors.

11.8 No Third Party Beneficiaries. This is not a third party beneficiary contract. No person or entity other than NEG, the NEG Indemnitees, Panaco, and the Panaco Indemnitees shall have any rights under this Agreement.

11.9 Amendments. This Agreement may be amended or modified only in a writing which specifically references this Agreement.

11.10 No Waiver. Either Party to this Agreement may decide not to require, or fail to require, full or timely performance of any obligation arising under this Agreement. The decision not to require, or failure of a Party to require, full or timely performance of any obligation arising under this Agreement (whether on a single occasion or on multiple occasions) shall not be deemed a waiver of any such obligation. No such decisions or failures shall give rise to any claim of estoppel, laches, course of dealing, amendment of this Agreement by course of dealing, or other defense of any nature to any obligation arising hereunder.

11.11 Time of the Essence. Time is of the essence with respect to each obligation arising under this Agreement.

11.12 Unenforceability. In the event any provision of this Agreement, or the application of such provision to any person or set of circumstances, shall be determined to be invalid, unlawful, or unenforceable to any extent for any reason, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, or unenforceable, shall not be affected and shall continue to be enforceable to the fullest extent permitted by law.

11.13 Bankruptcy Court. Whenever in this Agreement reference is made to a requirement for, approval of or authorization by the Bankruptcy Court, such approval or authorization shall be required for so long as the Bankruptcy Court shall retain jurisdiction with respect to Panaco or its assets.

Dated the date first set forth above.

NATIONAL ENERGY GROUP, INC.

By:	/s/ Philip D. Devlin

Philip D. Devlin, Vice President

PANACO, INC.

By:	/s/ Bob G. Alexander

Bob G. Alexander, President